UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2023

KOPPERS HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Pennsylvania	1-32737	20-1878963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue
Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 227-2001

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KOP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 10, 2023 (the “Closing Date”), Koppers Inc. (“Koppers” or the “Company”), a wholly-owned subsidiary of Koppers Holdings Inc. (“Holdings”), entered into Amendment No. 1 (“Amendment No. 1”) to the Credit Agreement, dated June 17, 2022, with Holdings, certain lenders and letter of credit issuers, PNC Bank, National Association, as revolving administrative agent, collateral agent and swingline loan lender, and Wells Fargo Bank, National Association, as term administrative agent (the “Credit Agreement”).

Pursuant to Amendment No. 1, the Credit Agreement was amended to, among other things, add a new class of senior secured term loans under the Credit Agreement in an aggregate principal amount of $400,000,000 (the “Term Loan B”). On April 11, 2023, the proceeds of the Term Loan B were used, together with cash on hand and proceeds from borrowings under the Company’s existing $800,000,000 revolving credit facility provided for under the Credit Agreement, to (a) redeem all of the Company’s outstanding 6.00% Senior Unsecured Notes due 2025 (the “Refinancing”) and (b) pay any fees and expenses incurred in connection with Amendment No. 1 and the Refinancing.

The Term Loan B will bear interest at a rate per annum equal to, at the Company’s option, adjusted Term SOFR Rate or adjusted Daily Simple SOFR, in each case plus 4.00% with a floor of 50 basis points (0.50%), or an alternate base rate plus 3.00% with a floor of 1.50%. The Company may select interest periods of one, three or six months for adjusted Term SOFR Rate loans and interest will be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on adjusted Daily Simple SOFR loans will be payable monthly and interest on base rate loans will be payable quarterly. The principal balance of the Term Loan B will be repayable in equal quarterly installments (commencing with the first full fiscal quarter after the Closing Date) in an aggregate annual amount equal to 1.00% of the original principal amount thereof, with the balance due at maturity on April 10, 2030.

Among other things, as more fully set forth therein, Amendment No. 1 also (i) adds a yield protection provision with respect to the Term Loan B for incremental debt, ratio debt and incremental equivalent debt incurred during the term of the Term Loan B, (ii) adds a prepayment premium for the first six months after the Closing Date in an amount equal to 1.00% of the principal amount of the Term Loan B being prepaid, (iii) extends the date the first excess cash flow payment is due by one year to December 31, 2024, (iv) reduces the total net leverage ratio step-downs for the excess cash flow sweep from 2.75x and 2.25x to 2.25x and 1.75x, respectively; and (v) adds class voting rights for term lenders and revolving lenders. All other material terms, conditions and covenants under the Credit Agreement remain unchanged.

The foregoing description of Amendment No. 1 does not purport to be a complete statement of the parties’ rights and obligations under Amendment No. 1. The foregoing description of Amendment No. 1 is qualified in its entirety by reference to Amendment No. 1, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. On April 11, 2023, the Company issued a press release regarding Amendment No. 1, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms of Amendment No. 1 set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 1, dated as of April 10, 2023, to the Credit Agreement, dated as of June 17, 2022, by and among Koppers Inc., as Borrower, Koppers Holdings Inc., as Holdings, the Lenders and L/C issuers party thereto, PNC Bank, National Association, as Revolving Administrative Agent, Collateral Agent and Swingline Loan Lender, and Wells Fargo Bank, National Association, as Term Administrative Agent.

99.1	Press Release dated April 11, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2023

KOPPERS HOLDINGS INC.

By:	/s/ Jimmi Sue Smith
Jimmi Sue Smith
Chief Financial Officer